Exhibit 99.1

News Release Republic First Bancorp, Inc.
April 29, 2020

REPUBLIC FIRST BANCORP, INC. REPORTS FIRST QUARTER FINANCIAL RESULTS

LOANS GROW 27% AND DEPOSITS INCREASE BY 19%

Philadelphia, PA, April 29, 2020 (GlobeNewswire) – Republic First Bancorp, Inc. (NASDAQ: FRBK), the holding company for Republic Bank, today announced its financial results for the period ended March 31, 2020.

Q1-2020 Financial Highlights

Total loans grew $405 million, or 27%, to $1.9 billion as of March 31, 2020 compared to $1.5 billion at March 31, 2019.

Total deposits increased by $466 million, or 19%, to $2.9 billion as of March 31, 2020 compared to $2.5 billion as of March 31, 2019.

New stores opened since the beginning of the “Power of Red is Back” expansion campaign are currently growing deposits at an average rate of $24 million per year, while the average deposit growth for all stores over the last twelve months was approximately $16 million per store.

Profitability improved compared to the previous quarter as the reported net loss declined to $0.6 million, or ($0.01) per share, for the three months ended March 31, 2020 compared to a net loss of $2.5 million, or ($0.04) per share for the three months ended December 31, 2019.

Cost control initiatives identified by management have begun to take effect as non-interest expense declined for the second consecutive quarter.

Harry D. Madonna, President and Chief Executive Officer of Republic First Bancorp said:

“Net income during 2019 was negatively impacted by the challenging nature of the interest rate environment and costs required to initiate our expansion into New York City. We are pleased with the progress we have made in the early stages of 2020 to control expenses and improve profitability. In addition, the net interest margin improved quarter to quarter for the first time in two years. Republic Bank will continue to be a source of strength for the community as we work through the effects of the COVID-19 crisis. As a leader in the SBA PPP Loan Program, we are positioned for strong growth in loans and deposits driven by the new relationships we have developed through this program.”

Over the last several weeks the “Power of Red is Back” expansion campaign has shifted its focus to serve the needs of small businesses in our community. The Paycheck Protection Program (PPP) included in the CARES Act authorized financial institutions to make loans to companies that have been impacted by the devastating economic effects of the coronavirus (COVID-19) pandemic. Republic responded by quickly developing a process to accept applications for the program not only from its valued small business customers, but from non-customers throughout the community as well.

PPP Loan Program Highlights Republic Bank has actively participated in the SBA PPP Loan Program by accepting applications for existing and new customers. As of April 28, 2020 Republic has:

Obtained SBA approval for 72% of the 4,300 PPP applications received

With an average loan size of $213 thousand

Which amounts to $661 million in loan balances

Representing 35% of Republic Bank’s total loans as of March 31, 2020

With an average fee of approximately 3% earned by Republic

And arranged for funding for this program to be provided through the Federal Reserve PPP Lending Facility, which will result in exclusion of the PPP asset balances from the leverage ratio calculation.

We will continue to submit applications to the SBA for approval until the second round of funding is depleted.

More than 25% of the applications that we obtained SBA approval on were for small businesses that were not existing customers of Republic Bank. Our participation in this program has already resulted in many new business accounts expanding the Power of RED!

Vernon W. Hill, II, Chairman of Republic First Bancorp said:

“We have consistently stated that it is our goal to deliver best in class service across all delivery channels…..in-store, by phone, online and mobile options....as we strive to create new FANS each and every day.  Our commitment to assist small businesses during this unprecedented time of need reinforces our unwavering dedication to this goal. I could not be more proud of the effort that our team has put forth to provide access to financial assistance to businesses most affected by the coronavirus and the current state of our economy.”

COVID-19 Response Efforts

The Republic Bank management team has taken a number of steps to mitigate the potential spread of the coronavirus and to assist our customers, employees and other members of the community during this pandemic crisis. In addition to other actions, we have:

Temporarily closed the lobbies in all of our suburban store locations. However, drive-thru lanes remain open for all transactions including new account openings.

Encouraged customers to utilize our online, mobile and telephone banking systems. In addition, we continue to offer more than 55,000 surcharge free ATM machines to all of our customers.

Directed our commercial lenders to contact each of their customers to discuss the impact of the current economic conditions on their business and to develop a plan for assistance if required.

Changed the Annual Shareholder Meeting to be held on April 29, 2020 to a virtual meeting only.

Loss Mitigation and Loan Portfolio Analysis

Management has taken a proactive approach to analyze and prepare for the potential challenges to be faced as the effects of the economic shutdown begin to unfold. A detailed analysis of loan concentrations and segments that may represent the areas of highest risk has been prepared. Our commercial lending team has initiated contact with a majority of our loan customers to discuss the impact that this pandemic crisis has had on their businesses to date and the expected ramifications that could be felt in the future. We have initiated payment deferrals for all customers that have an immediate need for assistance.

We believe the combination of ongoing communication with our customers, loan payment deferrals, increased focus on risk management practices, and access to government programs such as the PPP Program should help mitigate potential future period losses. At this time we do expect the provision for loan losses and charge-offs to increase in the coming quarters, but more time is needed to fully understand the magnitude and length of the economic downturn and the full impact on our loan portfolio.

Financial Summary for the Period Ended March 31, 2020

A summary of the financial results for the period ended March 31, 2020 can be found in the following tables:

($ in millions, except per share data)
	03/31/20	03/31/19	YOY Change	12/31/19	QTD Change

Assets	$3,300	$2,805	18%	$3,341	(1%	)
Loans	1,882	1,477	27%	1,748	8%
Deposits	2,944	2,479	19%	2,999	(2%	)

	Three Months Ended			Three Months Ended
	03/31/20	12/31/19	Change	03/31/20	03/31/19	Change
Total Revenue	$33.8	$32.1	5%	$33.8	$30.5	11%
Net Income (Loss)	(0.6)	(2.5)	76%	(0.6)	0.4	(239%	)
Net Income (Loss) per Share	$(0.01)	$(0.04)	75%	$(0.01)	$0.01	(200%	)
Net Interest Margin	2.76%	2.67%		2.76%	3.00%

Total assets increased by $495 million, or 18%, to $3.3 billion as of March 31, 2020 compared to $2.8 billion as of March 31, 2019.

Demand deposits represent the fastest growing segment of the Company’s deposit base. These deposits grew by $327 million to $2.0 billion over the last 12 months, including growth of 29% in non-interest bearing demand deposit balances.

We have thirty convenient store locations open today. During the first quarter of 2020 we opened a new store in Northfield, NJ. Construction is ongoing on a site in Bensalem, PA. There are also multiple sites in various stages of development for future store locations.

Profitability improved quarter to quarter as we reported a loss of $0.6 million, or ($0.01) per share, for the three months ended March 31, 2020 compared to a net loss of $2.5 million, or $(0.04) per share for the three months ended December 31, 2019. We reported net income of $0.4 million, or $0.01 per share, for the three months ended March 31, 2019.

The net interest margin increased by 9 basis points to 2.76% for the three months ended March 31, 2020 compared to 2.67% for the three months ended December 31, 2019.

During the first quarter we entered into a branding agreement with Visa to convert all ATM and Debit cards which will provide a number of opportunities to enhance revenue growth in the coming years.

The Company has elected to defer the adoption of CECL as permitted by the CARES Act approved by Congress.

Asset quality improved year over year as the ratio of non-performing assets to total assets declined to 0.46% as of March 31, 2020 compared to 0.60% as of March 31, 2019.

The Company’s residential mortgage division, Oak Mortgage, is serving the home financing needs of customers throughout its footprint. The Oak Mortgage team has originated more than $470 million in mortgage loans over the last twelve months.

Meeting the needs of small business customers continued to be an important part of our lending strategy.  More than $11 million in new SBA loans were originated during the three month period ended March 31, 2020. We continue to be one of the top SBA lender in our market area based on the dollar volume of loan originations.

The Company’s Total Risk-Based Capital ratio was 11.76% and Tier I Leverage Ratio was 7.67% at March 31, 2020.

Book value per common share increased to $4.28 as of March 31, 2020 compared to $4.22 as of March 31, 2019.

Income Statement

The major components of the income statement are as follows (dollars in thousands, except per share data):

	Three Months Ended
	03/31/20	12/31/19	% Change	03/31/19	% Change
Net Interest Income	$20,754	$19,914	4%	$19,140	8%
Non-interest Income	6,545	5,213	26%	4,945	32%
Provision for Loan Losses	950	1,155	(18%)	300	217%
Non-interest Expense	27,272	27,488	(1%)	23,267	17%
Income (Loss) Before Taxes	(923)	(3,516)	74%	518	(278%)
Provision (Benefit) for Taxes	(330)	(1,031)	68%	92	(459%)
Net Income (Loss)	(593)	(2,485)	76%	426	(239%)

Net Income (Loss) per Share	$(0.01)	$(0.04)	75%	$0.01	(200%)

We reported a net loss of $593 thousand, or ($0.01) per share, for the three month period ended March 31, 2020, compared to net income of $426 thousand, or $0.01 per share, for the three month period ended March 31, 2019.

Interest income increased by $1.8 million, or 7%, to $27.3 million for the quarter ended March 31, 2020 compared to $25.5 million for the quarter ended March 31, 2019. The increase in interest income is attributable to the growth in interest-earning assets over the last twelve months driven by the Company’s “Power of Red is Back” expansion strategy. Interest expense increased by $150 thousand, or 2%, to $6.5 million for the quarter ended March 31, 2020 compared to $6.4 million for the quarter ended March 31, 2019. We experienced margin compression throughout 2019 as a result of the flattening of the yield curve. The net interest margin for the three month period ended March 31, 2020 decreased by 24 basis points to 2.76% compared to 3.00% for the three month period ended March 31, 2019. However, for the first time in over two years the net interest margin has increased on a quarter to quarter basis.

Non-interest income increased by $1.6 million, or 32%, to $6.5 million for the three month period ended March 31, 2020, compared to $4.9 million for the three month period ended March 31, 2019. The increase is attributable to higher service fees on deposit accounts which is driven by growth in deposit balances and an increase in the number of deposit accounts, mortgage banking income driven by mortgage loan originations, gains on sales of SBA loans, along with gains on the sale of investment securities.

Non-interest expenses increased by 17%, to $27.3 million during the quarter ended March 31, 2020 compared to $23.3 million during the quarter ended March 31, 2019. The growth in expenses were mainly caused by an increase in salaries and employee benefits driven by annual merit increases along with increased staffing levels related to our growth and expansion strategy. Occupancy and equipment expenses associated with the growth strategy also contributed to the increase in non-interest expenses. During 2019 we began to incur costs related to our entrance into New York City as we initiated our expansion into this new market. We hired a management and lending team and commenced rent payments for the build out of our store locations. We opened our first two stores in New York during the latter part of 2019.  These stores have begun to generate loans and deposits resulting in revenue to support our expansion initiative there.

The benefit for income taxes was $330 thousand for the three month period ended March 31, 2020 compared to a provision for income taxes in the amount of $92 thousand for the three month period ended March 31, 2019.

Balance Sheet

The major components of the balance sheet are as follows (dollars in thousands):

Description	03/31/20	03/31/19	% Change	12/31/19	% Change

Total assets	$ 3,300,416	$ 2,805,060	18%	$ 3,341,290	(1%)
Total loans (net)	1,871,820	1,469,186	27%	1,738,929	8%
Total deposits	2,944,479	2,478,953	19%	2,999,163	(2%)

Total assets increased by $495.4 million, or 18%, as of March 31, 2020 when compared to March 31, 2019.  Deposits grew by $465.5 million to $2.9 billion as of March 31, 2020 compared to $2.5 billion as of March 31, 2019. The number of deposit accounts has grown by 25% during the past twelve months. The strong growth in assets, loans and deposits has been driven by the addition of new stores and the successful execution of the Company’s aggressive growth strategy referred to as “The Power of Red is Back.”

Deposits

Deposits by type of account are as follows (dollars in thousands):

Description	03/31/20	03/31/19	% Change	12/31/19	% Change		1st Qtr 2020 Cost of Funds

Demand noninterest-bearing	$676,482	$525,645	29%	$661,431	2%		0.00%
Demand interest-bearing	1,276,816	1,101,129	16%	1,352,360	(6%	)	1.03%
Money market and savings	768,550	691,351	11%	761,793	(1%	)	0.95%
Certificates of deposit	222,631	160,828	38%	223,579	-%		2.17%
Total deposits	$2,944,479	$2,478,953	19%	$2,999,163	(2%	)	0.87%

Deposits increased to $2.9 billion at March 31, 2020 compared to $2.5 billion at March 31, 2019 as we move forward with our growth strategy to increase the number of stores and expand the reach of our banking model which focuses on high levels of customer service and convenience and drives the gathering of low-cost, core deposits. We recognized strong growth in demand deposit balances, including an increase in non-interest bearing demand deposits of 29%, year over year as a result of the successful execution of our strategy.

Lending

Loans by type are as follows (dollars in thousands):

Description	03/31/20	% of Total	03/31/19	% of Total	12/31/19	% of Total

Commercial and industrial	$241,754	13%	$204,637	14%	$223,906	13%
Owner occupied real estate	436,499	23%	376,845	26%	424,400	24%
Commercial real estate	668,462	36%	527,004	36%	613,631	35%
Construction and land development	144,215	8%	124,124	8%	121,395	7%
Residential mortgage	287,425	15%	151,748	10%	263,444	15%
Consumer and other	103,682	5%	92,728	6%	101,419	6%
Gross loans	$1,882,037	100%	$1,477,086	100%	$1,748,195	100%

Gross loans increased by $405 million, or 27%, to $1.9 billion at March 31, 2020 compared to $1.5 billion at March 31, 2019 as a result of the steady flow in quality loan demand over the last twelve months and continued success with the relationship banking model. The Company experienced strong growth across all loan categories.

Asset Quality

The Company’s asset quality ratios are highlighted below:

	Three Months Ended
	03/31/20	12/31/19	03/31/19

Non-performing assets / capital and reserves	6%	5%	7%
Non-performing assets / total assets	0.46%	0.42%	0.60%
Quarterly net loan charge-offs / average loans	0.00%	0.09%	0.28%
Allowance for loan losses / gross loans	0.54%	0.53%	0.53%
Allowance for loan losses / non-performing loans	72%	75%	74%

The percentage of non-performing assets to total assets decreased to 0.46% at March 31, 2020, compared to 0.60% at March 31, 2019.  The ratio of non-performing assets to capital and reserves decreased to 6% at March 31, 2020 compared to 7% at March 31, 2019 primarily as a result of decreases in non-performing assets over the last 12 months.

Capital

The Company’s capital ratios at March 31, 2020 were as follows:

	Actual 03/31/20 Bancorp	Actual 03/31/20 Bank	Regulatory Guidelines “Well Capitalized”

Leverage Ratio	7.67%	7.38%	5.00%
Common Equity Ratio	10.81%	10.88%	6.50%
Tier 1 Risk Based Capital	11.30%	10.88%	8.00%
Total Risk Based Capital	11.76%	11.33%	10.00%
Tangible Common Equity	7.50%	7.40%	n/a

Total shareholders’ equity increased to $252 million at March 31, 2020 compared to $248 million at March 31, 2019. Book value per common share increased to $4.28 at March 31, 2020 compared to $4.22 per share at March 31, 2019.

Analyst and Investor Call

An analyst and investor call will be held on the following date and time:

Date:	April 29, 2020
Time:	11:00am (EDT)
From the U.S. dial:	(866) 294-4838 [US Toll Free] or
(847) 944-7303 [US Toll]
Participant Pin:	8965 841#

An operator will assist you in joining the call.

About Republic Bank

Republic Bank, a subsidiary of Republic First Bancorp, Inc., is a full-service, state-chartered commercial bank, whose deposits are insured up to the applicable limits by the Federal Deposit Insurance Corporation (FDIC). The Bank provides diversified financial products through its thirty stores located in Greater Philadelphia, Southern New Jersey and New York City. Republic Bank stores are open 7 days a week, 361 days a year, with extended lobby and drive-thru hours providing customers with some of the most convenient hours compared to any bank in its market.  The Bank offers free checking, free coin counting, ATM/Debit cards issued on the spot and access to more than 55,000 surcharge free ATMs worldwide via the Allpoint Network. The Bank also offers a wide range of residential mortgage products through its mortgage division which does business under the name of Oak Mortgage Company. For more information about Republic Bank, visit www.myrepublicbank.com.

Forward Looking Statements

The Company may from time to time make written or oral “forward-looking statements”, including statements contained in this release and in the Company's filings with the Securities and Exchange Commission. The forward-looking statements contained herein, are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected in the forward-looking statements.  For example, risks and uncertainties can arise with changes in: general economic conditions, including turmoil in the financial markets and related efforts of government agencies to stabilize the financial system; the adequacy of our allowance for loan losses and our methodology for determining such allowance; adverse changes in our loan portfolio and credit risk-related losses and expenses; concentrations within our loan portfolio, including our exposure to commercial real estate loans, and to our primary service area; changes in interest rates; business conditions in the financial services industry, including competitive pressure among financial services companies, new service and product offerings by competitors, price pressures and similar items; deposit flows; loan demand; the regulatory environment, including evolving banking industry standards, changes in legislation or regulation; impact of the Dodd-Frank Wall Street Reform and Consumer Protection Act; our securities portfolio and the valuation of our securities; accounting principles, policies and guidelines as well as estimates and assumptions used in the preparation of our financial statements; rapidly changing technology; litigation liabilities, including costs, expenses, settlements and judgments; the effects of health emergencies, including the spread of infectious diseases and pandemics; and other economic, competitive, governmental, regulatory and technological factors affecting our operations, pricing, products and services.  You should carefully review the risk factors described in the Form 10-K for the year ended December 31, 2019 and other documents the Company files from time to time with the Securities and Exchange Commission. The words “would be,” “could be,” “should be,” “probability,” “risk,” “target,” “objective,” “may,” “will,” “estimate,” “project,” “believe,” “intend,” “anticipate,” “plan,” “seek,” “expect” and similar expressions or variations on such expressions are intended to identify forward-looking statements. All such statements are made in good faith by the Company pursuant to the “safe harbor” provisions of the U.S. Private Securities Litigation Reform Act of 1995. The Company does not undertake to update any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of the Company, except as may be required by applicable law or regulations.

Source:	Republic First Bancorp, Inc.

Contact:	Frank A. Cavallaro, CFO
(215) 735-4422

Republic First Bancorp, Inc.
Consolidated Balance Sheets
(Unaudited)

	March 31,	December 31,	March 31,
(dollars in thousands, except per share amounts)	2020	2019	2019

ASSETS
Cash and due from banks	$32,581	$41,928	$31,511
Interest-bearing deposits and federal funds sold	23,936	126,391	54,394
Total cash and cash equivalents	56,517	168,319	85,905

Securities - Available for sale	497,511	539,042	287,694
Securities - Held to maturity	611,914	644,842	742,435
Restricted stock	2,746	2,746	2,097
Total investment securities	1,112,171	1,186,630	1,032,226

Loans held for sale	16,820	13,349	15,742

Loans receivable	1,882,037	1,748,195	1,477,086
Allowance for loan losses	(10,217)	(9,266)	(7,900)
Net loans	1,871,820	1,738,929	1,469,186

Premises and equipment	119,893	116,956	94,390
Other real estate owned	1,144	1,730	6,088
Other assets	122,051	115,377	101,523

Total Assets	$3,300,416	$3,341,290	$2,805,060

LIABILITIES
Non-interest bearing deposits	$676,482	$661,431	$525,645
Interest bearing deposits	2,267,997	2,337,732	1,953,308
Total deposits	2,944,479	2,999,163	2,478,953

Subordinated debt	11,267	11,265	11,260
Other liabilities	92,554	81,694	66,462

Total Liabilities	3,048,300	3,092,122	2,556,675

SHAREHOLDERS' EQUITY
Common stock - $0.01 par value	594	594	593
Additional paid-in capital	272,639	272,039	270,155
Accumulated deficit	(12,809)	(12,216)	(8,290)
Treasury stock at cost	(3,725)	(3,725)	(3,725)
Stock held by deferred compensation plan	(183)	(183)	(183)
Accumulated other comprehensive loss	(4,400)	(7,341)	(10,165)

Total Shareholders' Equity	252,116	249,168	248,385

Total Liabilities and Shareholders' Equity	$3,300,416	$3,341,290	$2,805,060

Republic First Bancorp, Inc.
Consolidated Statements of Income
(Unaudited)

	Three Months Ended
	March 31,	December 31,	March 31,
(in thousands, except per share amounts)	2020	2019	2019

INTEREST INCOME
Interest and fees on loans	$20,173	$19,421	$17,800
Interest and dividends on investment securities	6,821	6,531	7,383
Interest on other interest earning assets	289	940	336
Total interest income	27,283	26,892	25,519

INTEREST EXPENSE
Interest on deposits	6,425	6,869	6,014
Interest on borrowed funds	104	109	365
Total interest expense	6,529	6,978	6,379

Net interest income	20,754	19,914	19,140
Provision for loan losses	950	1,155	300

Net interest income after provision for loan losses	19,804	18,759	18,840

NON-INTEREST INCOME
Service fees on deposit accounts	2,064	2,091	1,612
Mortgage banking income	2,458	2,077	2,220
Gain on sale of SBA loans	649	594	502
Gain on sale of investment securities	841	-	322
Other non-interest income	533	451	289
Total non-interest income	6,545	5,213	4,945

NON-INTEREST EXPENSE
Salaries and employee benefits	13,381	13,510	12,359
Occupancy and equipment	5,297	5,077	4,015
Legal and professional fees	930	1,036	707
Foreclosed real estate	282	456	337
Regulatory assessments and related fees	630	324	421
Other operating expenses	6,752	7,085	5,428
Total non-interest expense	27,272	27,488	23,267

Income (loss) before provision (benefit) for income taxes	(923)	(3,516)	518

Provision (benefit) for income taxes	(330)	(1,031)	92

Net income (loss)	$(593)	$(2,485)	$426

Net Income (Loss) per Common Share
Basic	$(0.01)	$(0.04)	$0.01
Diluted	$(0.01)	$(0.04)	$0.01

Average Common Shares Outstanding
Basic	58,848	58,843	58,805
Diluted	58,848	58,843	59,587

Republic First Bancorp, Inc.
Average Balances and Net Interest Income
(unaudited)

	For the three months ended			For the three months ended			For the three months ended
(dollars in thousands)	March 31, 2020			December 31, 2019			March 31, 2019

		Interest			Interest			Interest
	Average	Income/	Yield/	Average	Income/	Yield/	Average	Income/	Yield/
	Balance	Expense	Rate	Balance	Expense	Rate	Balance	Expense	Rate
Interest-earning assets:

Federal funds sold and other interest-earning assets	$81,339	$289	1.43%	$228,292	$940	1.63%	$55,369	$336	2.46%
Securities	1,156,504	6,826	2.36%	1,090,736	6,539	2.40%	1,085,910	7,420	2.73%
Loans receivable	1,808,382	20,319	4.52%	1,658,917	19,538	4.67%	1,468,640	17,911	4.95%
Total interest-earning assets	3,046,225	27,434	3.62%	2,977,945	27,017	3.60%	2,609,919	25,667	3.99%

Other assets	260,829			261,875			190,855

Total assets	$3,307,054			$3,239,820			$2,800,774

Interest-bearing liabilities:

Demand non interest-bearing	$644,601			$619,075			$512,172
Demand interest-bearing	1,337,646	3,421	1.03%	1,309,205	3,725	1.13%	1,113,758	3,938	1.43%
Money market & savings	752,510	1,783	0.95%	745,707	1,902	1.01%	675,506	1,452	0.87%
Time deposits	226,185	1,221	2.17%	222,116	1,242	2.22%	153,832	624	1.65%
Total deposits	2,960,942	6,425	0.87%	2,896,103	6,869	0.94%	2,455,268	6,014	0.99%

Total interest-bearing deposits	2,316,341	6,425	1.12%	2,277,028	6,869	1.20%	1,943,096	6,014	1.26%

Other borrowings	11,952	104	3.50%	11,264	109	3.84%	46,969	365	3.15%
			.

Total interest-bearing liabilities	2,328,293	6,529	1.13%	2,288,292	6,978	1.21%	1,990,065	6,379	1.30%
Total deposits and other borrowings	2,972,894	6,529	0.88%	2,907,367	6,978	0.95%	2,502,237	6,379	1.03%

Non interest-bearing liabilities	84,211			82,515			52,037
Shareholders' equity	249,949			249,938			246,500
Total liabilities and shareholders' equity	$3,307,054			$3,239,820			$2,800,774

Net interest income		$20,905			$20,039			$19,288
Net interest spread			2.49%			2.39%			2.69%

Net interest margin			2.76%			2.67%			3.00%

Note: The above tables are presented on a tax equivalent basis.

Republic First Bancorp, Inc.
Summary of Allowance for Loan Losses and Other Related Data
(unaudited)

		Three months ended
	March 31,	December 31,	March 31,
(dollars in thousands)	2020	2019	2019

Balance at beginning of period	$9,266	$8,467	$8,615

Provision charged to operating expense	950	1,155	300
	10,216	9,622	8,915

Recoveries on loans charged-off:
Commercial	17	5	1
Consumer	6	2	1
Total recoveries	23	7	2

Loans charged-off:
Commercial	-	(354)	(929)
Consumer	(22)	(9)	(88)

Total charged-off	(22)	(363)	(1,017)

Net (charge-offs) recoveries	1	(356)	(1,015)

Balance at end of period	$10,217	$9,266	$7,900

Net (charge-offs) recoveries as a percentage of average loans outstanding	(0.00% )	0.09%	0.28%

Allowance for loan losses as a percentage of period-end loans	0.54%	0.53%	0.53%

Republic First Bancorp, Inc.
Summary of Non-Performing Loans and Assets
(unaudited)

	March 31,	December 31,	September 30,	June 30,	March 31,
(dollars in thousands)	2020	2019	2019	2019	2019

Non-accrual loans:
Commercial real estate	$12,060	$10,569	$10,180	$7,545	$8,096
Consumer and other	2,125	1,844	1,743	1,777	836
Total non-accrual loans	14,185	12,413	11,923	9,322	8,932

Loans past due 90 days or more
and still accruing	-	-	129	-	1,744

Total non-performing loans	14,185	12,413	12,052	9,322	10,676

Other real estate owned	1,144	1,730	6,653	6,406	6,088

Total non-performing assets	$15,329	$14,143	$18,705	$15,728	$16,764

Non-performing loans to total loans	0.75%	0.71%	0.77%	0.62%	0.72%

Non-performing assets to total assets	0.46%	0.42%	0.61%	0.53%	0.60%

Non-performing loan coverage	72.03%	74.65%	70.25%	86.42%	74.00%

Allowance for loan losses as a percentage of total period-end loans	0.54%	0.53%	0.54%	0.53%	0.53%

Non-performing assets / capital plus allowance for loan losses	5.84%	5.47%	7.21%	6.06%	6.54%